Exhibit 4.4

HOSPIRA, INC.

ACTIONS OF THE AUTHORIZED OFFICERS

Pursuant to the authority granted by the Board of Directors of Hospira, Inc. (the “Company”) in its September 20, 2006 resolutions, the undersigned agree as follows:

1.                                       The Company shall issue $375,000,000 aggregate principal amount of Floating Rate Notes due 2010 (the “2010 Notes”), $500,000,000 aggregate principal amount of 5.55% Notes due 2012 (the “2012 Notes”) and $550,000,000 aggregate principal amount of 6.05% Notes due 2017 (the “2017 Notes” and, together with the 2010 Notes and the 2012 Notes, the “Notes”).

2.                                       The Company shall issue and sell the Notes to Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated, Citigroup Global Markets Inc. and the additional underwriters as set forth in Schedule III to the Underwriting Agreement (as defined below) (collectively, the “Underwriters”) pursuant to an Underwriting Agreement, dated March 20, 2007, between the Company and the Underwriters, upon the terms and conditions set forth therein, to be issued under and in accordance with an Indenture, dated as of June 14, 2004, between the Company and LaSalle Bank National Association, as Trustee (the “Trustee”), relating to the Notes and other obligations (the “Indenture”).

3.                                       In addition to the other terms provided in the Indenture with respect to securities issued thereunder, the Prospectus and the Prospectus Supplement relating to the Notes and the forms of Notes referred to below, the Notes shall contain the following terms:

(a)                                  The 2010 Notes shall be entitled “Floating Rate Notes due 2010,” the 2012 Notes shall be entitled “5.55% Notes due 2012,” and the 2017 Notes shall be entitled “6.05% Notes due 2017”;

(b)                                 The 2010 Notes shall initially be limited in aggregate principal amount to $375,000,000, the 2012 Notes shall initially be limited in aggregate principal amount to $500,000,000 and the 2017 Notes shall initially be limited in aggregate principal amount to $550,000,000.  The Company may from time to time, without notice to or the consent of the holders of the Notes, issue additional series of securities under the Indenture or additional Notes of a series of Notes.

(c)                                  Interest shall be payable to the persons in whose names the Notes are registered at the close of business on the applicable Regular Record Date (as defined below);

(d)                                 The principal of the 2010 Notes is payable on March 30, 2010, the principal of the 2012 Notes is payable on March 30, 2012 and the principal of the 2017 Notes is payable on March 30, 2017;

(e)                                  The 2010 Notes shall bear interest at the rate equal to three-month LIBOR (as defined in the Prospectus Supplement) plus a margin equal to 48 basis points per annum beginning March 23, 2007.  The 2012 Notes shall bear interest at the rate of 5.55% per annum, beginning March 23, 2007.  The 2017 Notes shall bear interest at the rate of 6.05% per annum, beginning March 23, 2007.  Interest on the 2010 Notes will be payable quarterly on March 30, June 30, September 30 and December 30 of each year (each a “Floating Rate Interest Payment Date”), commencing on June 30, 2007.  The 2012 Notes and the 2017 Notes will be payable semiannually on March 30 and September 30 of each year (each a “Fixed Rate Interest Payment Date”), commencing on September 30, 2007.  Interest shall be paid to persons in whose names the 2010 Notes are registered on the March 15, June 15, September 15 or December 15 preceding the Floating Rate Interest Payment Date (each a “Floating Rate Regular Record Date”); interest shall be paid to persons in whose names the 2012 Notes and the 2017 Notes are registered on the March 15 or September   15 preceding the Fixed Rate Interest Payment Date (each a “Fixed Rate Regular Record Date”);

(f)                                    Payment of the principal of, and any premium and interest on, the Notes will be made at the office or agency of the Company maintained for that purpose in Chicago, Illinois;

(g)                                 The 2010 Notes may be redeemed, in whole or in part, at our option, at any time after one year from the date of issuance at 100% of the principal.  The 2012 Notes and 2017 Notes may be redeemed, in whole at any time, or in part from time to time, at our option, on not less than 30 nor more than 60 days’ notice, subject to the payment of a make-whole premium redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in Exhibit A-2 and Exhibit A-3) on such notes discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined in Exhibit A-2 and Exhibit A-3), plus 20 basis points with respect to the 2012 notes and plus 25 basis points with respect to the 2017 notes. In each case, accrued and unpaid interest will also be paid to but excluding the redemption date.

(h)                                 The Notes shall not provide for any sinking fund;

(i)                                     The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

(j)                                     The payment of the principal of, and any premium and interest on, the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts;

(k)                                  The payment of principal of, and any premium and interest on, the 2010 Notes shall be determined with reference to three-month LIBOR, as defined in the Prospectus Supplement, plus a margin equal to 48 basis points.  The payment of principal of, and any premium and interest on, the 2012 Notes and the 2017 Notes shall not be determined with reference to an index or formula.

(l)                                     There shall be no optional currency or currency unit in which the payment of principal of, and any premium and interest on, the Notes shall be payable;

(m)                               Both Section 13.2 and 13.3 of the Indenture shall apply to the Notes;

(n)                                 Notes shall be in the form of Book-Entry Securities as set forth in the Indenture;

(o)                                 The principal amount of the Notes shall be payable upon declaration of acceleration pursuant to Section 5.2 of the Indenture; and

(p)                                 If a Change of Control Triggering Event, as defined in the Prospectus, occurs, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  The other terms and conditions of the Notes shall be substantially as set forth in the Indenture and in the Prospectus and the Prospectus Supplement relating to the Notes.

4.                                       The forms of the 2010 Notes, the 2012 Notes and the 2017 Notes shall be substantially as attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively.

5.                                       The price at which the 2010 Notes shall be sold by the Company to the Underwriters pursuant to the Underwriting Agreement shall be 99.65% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2010 Notes.

6.                                       The price at which the 2012 Notes shall be sold by the Company to the Underwriters pursuant to the Underwriting Agreement shall be 99.213% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2012 Notes.

7.                                       The price at which the 2017 Notes shall be sold by the Company to the Underwriters pursuant to the Pricing Agreement shall be 99.192% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2017 Notes.

8.                                       The 2010 Notes initially will be offered to the public by the Underwriters at 100% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2010 Notes.

9.                                       The 2012 Notes initially will be offered to the public by the Underwriters at 99.813% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2012 Notes.

10.                                 The 2017 Notes initially will be offered to the public by the Underwriters at 99.842% of the principal amount thereof, plus accrued interest, if any, from March 23, 2007 to the time of delivery of the 2017 Notes.

11.                                 The execution and delivery of the Underwriting Agreement, dated March 20, 2007, and substantially in the form attached hereto as Exhibit B, is hereby approved.

12.                                 Subject to the provisions of the Indenture, any officer of the Company is hereby authorized and empowered to execute the Notes of the Company in the forms he or she deems appropriate, and to deliver such Notes to the Trustee with a written order directing the Trustee to have the Notes authenticated and delivered to such persons as such officer designates.

13.                                 LaSalle Bank National Association is hereby designated and appointed as Paying Agent and Securities Registrar with respect to the Notes.

* * * * *

Dated:             March 20, 2007

Authorized Officers of
Hospira, Inc.

By	/s/ Thomas E. Werner
Name:	Thomas E. Werner
Title:	Senior Vice President, Finance and Chief Financial Officer

By	/s/ Brian J. Smith
Name:	Brian J. Smith
Title:	Senior Vice President, General Counsel and Secretary